SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 FORM 8-K

                              CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported): April 14, 1995
     -----------------------------------------------------------------
                                                      (April 14, 1995)


                       Ames Department Stores, Inc.
          ------------------------------------------------------
          (Exact Name of Registrant As Specified In Its Charter)


                                  Delaware
              ----------------------------------------------
              (State Or Other Jurisdiction Of Incorporation)



           1-5380                                04-2269444
     ------------------------        ---------------------------------
    (Commission File Number)         (IRS Employer Identification No.)



    2418 Main Street; Rocky Hill, Connecticut     06067-0801
    -----------------------------------------     ----------
    (Address Of Principal Executive Offices)      (Zip Code)



                              (203) 257-2000
           ----------------------------------------------------
           (Registrant's Telephone Number, Including Area Code)



                              Not Applicable
       -------------------------------------------------------------
       (Former Name Or Former Address, If Changed Since Last Report)






                          Exhibit Index on Page 4

                     Page 1 of 7 (Including Exhibits)

Item 5: OTHER EVENTS


            Beginning on April 14, 1995, the Company will distribute, to certain of its banks and other lenders, principal trade vendors and factors, summaries of its unaudited financial results for the four and nine weeks ended April 1, 1995. These monthly and year-to-date results (collectively, the "monthly results") are attached hereto as Exhibit 20 and are incorporated by reference herein.

            Sales for the five weeks ended April 1, 1995 were $2.3 million above the projections contained in the Form 8-K dated February 16, 1995 (the "Plan") primarily due to above plan sales performances in toys, home entertainment, seasonal, womens apparel and jewelry. EBITDA (as defined in Exhibit 20) for the five weeks was equal to Plan and $.4 million below last year. An unfavorable gross margin rate was offset by lower-than-planned expenses and higher-than-planned other income and property gains. The gross margin rate was unfavorably impacted by higher-than-planned markdowns. Expenses were below Plan principally because of lower home office expenses.

            The net loss for the five weeks was $4.1 million better than the net loss for the comparable period in the prior year primarily because of (i) a non-cash charge of $2.0 million in the prior year resulting from the accrual for the value of unexercised stock appreciation rights ("SARs") and (ii) a non-cash income tax benefit of $1.6 million recorded in the current year. The prior year's non-cash charge for SARs was reversed later in fiscal 1994. In the prior year, interim non-cash income tax accruals (benefits or expenses) were not recorded until subsequent periods.

            Sales for the nine weeks ended April 1, 1995 were $2.5 million better than the Plan primarily due to higher-than-planned sales in womens and mens apparel. The year-to-date EBITDA was lower than the prior year by $.7 million. It was lower than Plan by $.6 million due primarily to a lower-than-planned gross margin rate, partially offset by lower expenses and higher other income and property gains. The gross margin rate was below Plan because of higher-than-planned markdowns. Store, field and home office expenses were below Plan.

            Cash and cash equivalents as of April 1, 1995, were $66.2 million less than cash and cash equivalents at the end of the comparable period in the prior year. A year ago, the balance in cash and cash equivalents included $54.8 million in restricted cash required to cash collateralize the Company's outstanding letters of credit under the Company's previous revolving line of credit. This restricted cash was used to retire long-term debt in conjunction with the Company's June 1994 working capital refinancing.

            As of April 1, 1995, merchandise inventories were $5.7 million above Plan. Trade payables were $42.1 million above Plan due primarily to improved payment terms. Outstanding borrowings under the Company's revolving line of credit were $39.9 million below Plan due primarily to the above factors.

            The Company is distributing the monthly results to its banks and other lenders, principal trade vendors and factors to facilitate their credit analyses. The summary results should not be relied upon for any other purpose and should be read in conjunction with the Company's Form 10-K for the fiscal year ended January 28, 1995 and the Company's Form 8-K dated February 16, 1995. The monthly results are being reported publicly solely because they are being distributed to a large number of the Company's vendors for purposes of their credit analyses.

            Although the Company has continued to make its monthly results public, the Company does not believe it is obligated to provide such information indefinitely, other than as required by applicable regulations, and the Company may cease making such disclosures and updates at any time. The monthly results were not examined, reviewed or compiled by the Company's independent certified accountants. Moreover, the Company does not believe that it is obligated to update the monthly results to reflect subsequent events or developments. The reported monthly results are subject to future adjustments, if any, that could materially affect such results. However, in the opinion of the Company, the monthly results contain all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the results for the periods presented.


Item 7: FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
        EXHIBITS


        Exhibit:  20   Unaudited Financial Summary Results for the
                       Four and Nine Weeks Ended April 1, 1995.

                             INDEX TO EXHIBITS








      Exhibit No.                Exhibit                        Page No.
      -----------                -------                        --------


       20              Unaudited Financial Summary Results          6
                       for the Four and Nine Weeks Ended
                       April 1, 1995.

                                SIGNATURES




       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.








                                         AMES DEPARTMENT STORES, INC.
                                         --------------------------------
                                              Registrant





Dated:  April 13, 1995                   By: /s/ Joseph R. Ettore
                                         ---------------------------
                                          Joseph R. Ettore
                                          President, Director, and
                                          Chief Executive Officer





Dated:  April 13, 1995                   By: /s/ William C. Najdecki
                                         ---------------------------
                                          William C. Najdecki
                                          Senior Vice President,
                                          Chief Accounting Officer